EXHIBIT NO. 21

SUBSIDIARIES OF
CHEMICAL FINANCIAL CORPORATION

Subsidiaries	Ownership Percentage	State or Other Jurisdiction of Incorporation

Chemical Bank	100%	Michigan

CFC Financial Services, Inc.
- also operates under d/b/a CFC Investment Centers	100%	Michigan
CFC Title Services, Inc.	100%	Michigan
Shoreline Insurance Services, Inc.	100%	Michigan
Chemical Loan Management Corporation	100%	Michigan
Chemical Loan Services, LLC	100%	Michigan
JV Midland No. 1, LLC - also operates under d/b/a Bailey Financial Services	50%	Michigan